UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 12, 2022

TARGA RESOURCES CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-34991	20-3701075
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

811 Louisiana St, Suite 2100

Houston, TX 77002

(Address of principal executive office and Zip Code)

(713) 584-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock	TRGP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 12, 2022, Targa Resources Corp. (the “Company”) entered into the Term Loan Agreement (the “Term Loan Agreement”) with Mizuho Bank, Ltd. (“Mizuho”) as the Administrative Agent and a lender, and the other lenders party thereto. The Term Loan Agreement provides for a three-year, $1.5 billion unsecured term loan facility (the “Term Loan Facility”) that may only be drawn upon in one borrowing and in conjunction with the closing of the Lucid Acquisition (as defined below). If the Lucid Acquisition does not close, the Company would not draw upon the Term Loan Facility and would terminate the Term Loan Agreement. At the closing of the Lucid Acquisition, the Company intends to fund the acquisition with i) proceeds from the Term Loan Facility; ii) proceeds from the Company’s recently completed underwritten public offering of $1.25 billion in aggregate principal amount of senior notes; and iii) a portion of available liquidity under its $2.75 billion revolving credit facility.

As previously announced, on June 16, 2022, the Company agreed to acquire all of the issued and outstanding interests of Lucid Energy Delaware, LLC (“Lucid”) for aggregate cash consideration of approximately $3.55 billion (the “Lucid Acquisition”) pursuant to the terms of a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) by and among Lasso Acquiror LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of the Company, Lucid Energy Group II Holdings, LLC, a Delaware limited liability company, and, for the purposes set forth therein, Lucid Energy Group II LLC, a Delaware limited liability company.

The Company may only draw upon the Term Loan Facility and use the proceeds to partially fund the Lucid Acquisition and has the right to do so until the earlier of (a) September 14, 2022 and (b) the date of termination of the commitments pursuant to the Term Loan Agreement (the “Availability Period”); provided that, to the extent that the Outside Date (as defined in the Purchase and Sale Agreement) is extended in accordance with the Purchase and Sale Agreement (as in effect on June 16, 2022) because of delays in obtaining necessary regulatory approvals to consummate the Lucid Acquisition, then the “Availability Period” shall be automatically extended to the date that is the earlier of (i) such extended Outside Date and (ii) March 14, 2023. Any amounts undrawn after the Availability Period may no longer be borrowed.

The Term Loan Facility bears interest at the Company’s option at: (a) the Base Rate, which is the highest of the (i) federal funds rate plus 0.5%, (ii) Mizuho’s prime rate, and (iii) the Term SOFR rate plus 1.0% (subject in each case to a floor of 0.0%), plus an applicable margin ranging from 0.125% to 0.75% dependent on the Company’s non-credit-enhanced senior unsecured long-term debt ratings (or, if no such debt is outstanding at such time, then the corporate, issuer or similar rating with respect to the Company that has been most recently announced) (the “Debt Rating”), or (b) Term SOFR plus 0.10% plus an applicable margin ranging from 1.125% to 1.75% dependent on the Company’s Debt Rating.

The obligations under the Term Loan Agreement are guaranteed by substantially all material wholly-owned domestic restricted subsidiaries of the Company, including by Targa Resources Partners LP.

The Term Loan Agreement matures on the earlier of (a) the third anniversary of the date the Company draws upon the Term Loan Facility and (b) the expiration of the Availability Period to the extent no loans have been funded.

The Term Loan Agreement requires the Company to maintain a Consolidated Leverage Ratio, determined as of the last day of each quarter for the four-fiscal quarter period ending on the date of determination, of no more than 5.50 to 1.00. For any four-fiscal-quarter-period during which a material acquisition or disposition occurs, the total leverage ratio will be determined on a pro forma basis as though such event had occurred as of the first day of such four-fiscal-quarter-period.

The Term Loan Agreement limits the Company’s ability to make dividends to stockholders if an event of default (as defined in the Term Loan Agreement) exists or would result from such distribution. In addition, the Term Loan Agreement contains various covenants that may limit, among other things, the Company’s ability to incur subsidiary indebtedness, grant liens, make investments, merge or consolidate, and engage in transactions with affiliates.

The description of the Term Loan Agreement is qualified in its entirety by reference to the Term Loan Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated in this Item 1.01 by reference.

Certain of the lenders or their respective affiliates have performed investment banking, financial advisory and commercial banking services for the Company and certain of the Company’s affiliates, for which they have received customary compensation, and they may continue to do so in the future. The Company’s affiliates have entered into derivative financial transactions with affiliates of certain of the lenders on terms it believes to be customary in connection with these transactions.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

10.1	Term Loan Agreement, dated as of July 12, 2022, among Targa Resources Corp., Mizuho Bank, Ltd., as administrative agent and a lender, and the other lenders parties thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TARGA RESOURCES CORP.

Dated: July 12, 2022	By:	/s/ Jennifer R. Kneale
Jennifer R. Kneale
Chief Financial Officer